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                                                               EXHIBIT (a)(1)(D)

                                                            909 East Main Street
                                                              Richmond, VA 23219
[LOGO OF BB&T CAPITAL MARKETS]                                    (804) 782-2005

                           Offer to Purchase for Cash

                  Up to 2,500,000 But Not Less Than 2,000,000
                                     of the
                       Outstanding Shares of Common Stock
            (Including the Associated Common Stock Purchase Rights)

                                       of

                             Katy Industries, Inc.

                                       at

                          $8.00 Net Per Share in Cash

                                       by

                          KKTY Holding Company, L.L.C.

           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
  NEW YORK CITY TIME, ON TUESDAY, JUNE 5, 2001, UNLESS THE OFFER IS EXTENDED.

                                                                  April 25, 2001

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

   We have been appointed by KKTY Holding Company, L.L.C., a Delaware limited liability company ("Purchaser"), to act as Dealer Manager in connection with Purchaser's offer to purchase up to 2,500,000 but not less than 2,000,000 of the issued and outstanding shares of Katy Industries, Inc., a Delaware corporation (the "Company"), common stock, $1.00 par value per share (the "Common Stock"), inclusive of their respective associated Common Stock purchase rights (the "Rights" and together with the Common Stock, the "Shares"), at a price of $8.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 25, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer"), copies of which are enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS: (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN IMMEDIATELY PRIOR TO THE EXPIRATION DATE (AS DEFINED IN THE OFFER TO PURCHASE) AT LEAST 2,000,000 SHARES; (ii) AT THE COMPANY'S UPCOMING ANNUAL STOCKHOLDERS' MEETING, THE COMPANY'S STOCKHOLDERS HAVING DULY
(A) ELECTED THE DIRECTORS OF THE COMPANY'S BOARD OF DIRECTORS, INCLUDING FIVE NOMINEES DESIGNATED BY PURCHASER, (B) APPROVED AND ADOPTED AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION AUTHORIZING THE CLASSIFICATION OF THE COMPANY'S BOARD OF DIRECTORS INTO TWO CLASSES AND 600,000 SHARES OF CONVERTIBLE PREFERRED STOCK AND (C) AUTHORIZED AND APPROVED THE ISSUANCE AND THE SALE OF 400,000 SHARES OF THE COMPANY'S CONVERTIBLE PREFERRED STOCK TO PURCHASER; (iii) THE COMPANY HAVING CONSUMMATED THE SALE OF HAMILTON METALS, L.P., ONE OF ITS WHOLLY OWNED SUBSIDIARIES, AND RECEIVED GROSS PROCEEDS IN CASH, NET OF ANY RETAINED LIABILITIES OF HAMILTON RETAINED BY THE COMPANY, IN AN AMOUNT NOT LESS THAN $20 MILLION; AND (iv) THE COMPANY HAVING ENTERED INTO DEFINITIVE
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DOCUMENTATION WITH BANKERS TRUST COMPANY WITH RESPECT TO THE CREDIT FACILITIES
TO BE ESTABLISHED IN CONNECTION WITH THE REFINANCING OF THE COMPANY'S EXISTING LOANS. THE OFFER IS ALSO SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS REFERRED TO IN THE OFFER TO PURCHASE. SEE THE INTRODUCTION AND
SECTION 1, "TERMS OF THE OFFER; EXPIRATION DATE" AND SECTION 15, "CERTAIN CONDITIONS TO PURCHASER'S OBLIGATIONS" OF THE OFFER TO PURCHASE.

   Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

     1. The Offer to Purchase, dated April 25, 2001.

     2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares in the Offer.

     3. A letter to stockholders of the Company from Robert M. Baratta, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to stockholders of the Company.

     4.The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if the procedures for tendering Shares set forth in the Offer to Purchase cannot be completed prior to the Expiration Date.

     5.A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

     6.Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

   WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JUNE 5, 2001, UNLESS THE OFFER IS EXTENDED.

   Please note the following:

     1. The offer price is $8.00 per Share, net to the seller in cash, without interest thereon, as set forth in the Introduction to the Offer to Purchase.

     2. The Offer is being made for up to 2,500,000 but not less than 2,000,000 of the issued and outstanding Shares.

     3. Tendering holders of Shares ("Holders") whose Shares are registered in their own name and who tender directly to LaSalle Bank National Association, as Depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 8 of the Letter of Transmittal.

     4. The Offer and the withdrawal rights will expire at 5:00 P.M., New York City time, on Tuesday, June 5, 2001, unless the Offer is extended.

     5. The Board of Directors of the Company unanimously (other than one director who did not vote because of a potential conflict of interest) approved the Preferred Stock Purchase and Recapitalization Agreement (the "Recapitalization Agreement"), dated as of March 29, 2001, by and between Purchaser

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  and the Company and the transactions contemplated thereby, including the
  Offer, and determined that the Recapitalization Agreement and the Offer are fair to, and in the best interests of, the Holders, and recommends that the Holders consider accepting the Offer and tendering all or some of their Shares pursuant to the Offer.

     6. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or, if such Shares are held in book-entry form, timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company, and if certificates evidencing the associated common stock purchase rights (the "Rights") have been issued, such certificates or a Book-Entry Confirmation, if available, with respect to such certificates (unless Purchaser elects, in its sole discretion, to make payment for the Shares pending receipt of such certificates or a Book-Entry Confirmation, if available, with respect to such certificates), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when certificates for Shares (or certificates for Rights, if applicable) or Book-Entry Confirmations with respect to Shares (or Rights, if applicable) are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by Purchaser regardless of any extension of the Offer or any delay in making such payment.

   In order to take advantage of the Offer, certificates for Shares, as well as a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry delivery, an Agent's Message), and all other documents required by the Letter of Transmittal must be received by the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

   Any Holder who desires to tender Shares and whose certificate(s) evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3, "Procedures for Tendering Shares" of the Offer to Purchase.

   Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the Depositary, the Information Agent, and the Dealer Manager as described in the Offer to Purchase). Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any transfer taxes with respect to the transfer and sale of purchased Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.


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   Any inquiries you may have with respect to the Offer should be addressed to
BB&T Capital Markets, a division of Scott & Stringfellow, Inc., as the Dealer Manager, or Innisfree M&A Incorporated, as the Information Agent for the
Offer, at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

   Requests for copies of the enclosed materials may be made to the Information Agent at (888)-750-5834.

                                     Very truly yours,

                                     BB&T Capital Markets,
                                     a division of Scott & Stringfellow, Inc.

   Enclosures

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL AUTHORIZE YOU OR ANY OTHER PERSON TO ACT ON BEHALF OF OR AS THE AGENT OF PURCHASER, THE COMPANY, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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